EXHIBIT 99.1

Loan Growth, Strong Fundamentals Yield Positive Results at First Horizon

MEMPHIS, Tenn., Oct. 17, 2014 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN) generated earnings per share of $0.19 in the third quarter by growing loans and net interest income, maintaining net interest margins and strong asset quality, controlling costs and extracting value as the company winds down its non-strategic businesses. Average loans in the regional bank, First Tennessee, were up 4 percent from second quarter. Fixed income revenue in the FTN Financial capital markets group increased to $41.2 million in the third quarter from $40.5 million in the second quarter.

"I am proud of the hard work and progress our people are making on behalf of our customers and our business. We are making strategic decisions based on our economic profit models and our bonefish metrics that will lead to greater profitability for the long term," said Bryan Jordan, First Horizon's chairman and CEO. "We will continue to invest where we create value for our customers and maintain a culture to attract and keep the best people in the business."

Financial highlights

  Net income available to common shareholders was $45 million, or $0.19 per diluted share, in the third quarter. Second quarter's EPS of $0.32 was significantly increased by the recovery of litigation costs.
  The regional bank was particularly strong in the third quarter, with pre-tax income up 9 percent from second quarter. The bankers at First Tennessee grew commercial loans, and they continued to earn business in the bank's specialty lending segments and growth markets of Middle Tennessee, Houston and the Mid-Atlantic region that includes the Carolinas, Virginia and North Florida.
  In capital markets, pre-tax income was $5 million in the third quarter compared to $50 million in the second quarter, which included a $47 million expense reversal. Average daily revenues remained steady at FTN Financial, a significant contributor of fee income and an important part of First Horizon's business mix.
  Asset quality remained strong, with net charge-offs down 32 percent and non-performing assets down 36 percent year over year. Capital levels remained strong, too, with Tier 1 capital at 14.37 percent. In the third quarter First Horizon bought back two million common shares for $24 million, leaving $76 million available for repurchases in its current authorization. Since 2011 the company has bought more than 11 percent of outstanding shares at a good return.
  First Horizon continued to extract value from its non-strategic portfolio. Loan sales in the third quarter generated a $40 million pre-tax gain, which follows a second-quarter $8 million pre-tax gain from adjustments to the value of loans held for sale. The third-quarter gain was offset by a $35 million net pre-tax loss accrual related to litigation. First Horizon sold its mortgage business in 2008, and non-strategic loans now make up less than 18 percent of the total loan portfolio.
CONSOLIDATED SUMMARY RESULTS

				3Q14 Changes vs.
(Dollars in thousands, except per share data)	3Q14	2Q14	3Q13	2Q14	3Q13
Income Statement Highlights
Net interest income	$ 159,541	$ 156,768	$ 158,838	2%	*
Noninterest income	158,677	128,824	150,571	23%	5%
Securities gains/(losses), net	(862)	(1,923)	(96)	55%	NM
Total revenue	317,356	283,669	309,313	12%	3%
Noninterest expense	246,186	165,332	433,556	49%	(43)%
Provision for loan losses	6,000	5,000	10,000	20%	(40)%
Income/(loss) before income taxes	65,170	113,337	(134,243)	(42)%	NM
Provision/(benefit) for income taxes	15,421	32,157	(31,094)	(52)%	NM
Income/(loss) from continuing operations	49,749	81,180	(103,149)	(39)%	NM
Income/(loss) from discontinued operations, net of tax	--	--	123	NM	NM
Net income/(loss)	49,749	81,180	(103,026)	(39)%	NM
Net income attributable to noncontrolling interest	2,875	2,859	2,875	1	*
Net income/(loss) attributable to controlling interest	46,874	78,321	(105,901)	(40)%	NM
Preferred stock dividends	1,550	1,550	1,550	*	*
Net income/(loss) available to common shareholders	$ 45,324	$ 76,771	$ (107,451)	(41)%	NM
Common Stock Data
Diluted EPS	$ 0.19	$ 0.32	$ (0.45)	(41)%	NM
Diluted shares (thousands)	236,862	237,250	236,895	*	*
Period-end shares outstanding (thousands)	235,249	237,147	236,328	(1)%	*
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income	$ 15,812,017	$ 15,795,709	$ 15,408,556	*	3%
Total deposits	16,144,771	16,157,487	16,283,909	*	(1)%
Total assets	23,986,787	24,222,750	23,858,753	(1)%	1%
Total liabilities	21,364,846	21,596,599	21,425,460	(1)%	*
Total equity	2,621,941	2,626,151	2,433,293	*	8%
Asset Quality Highlights
Allowance for loan losses	$ 238,641	$ 243,628	$ 255,710	(2)%	(7)%
Allowance / period-end loans	1.51%	1.54%	1.66%
Net charge-offs	$ 10,987	$ 8,618	$ 16,224	27%	(32)%
Net charge-offs (annualized) / average loans	0.28%	0.22%	0.41%
Non-performing assets (NPA)	$ 256,938	$ 339,581	$ 404,045	(24)%	(36)%
NPA % (a)	1.57%	1.71%	2.19%
Key Ratios & Other
Return on average assets (annualized) (b)	0.83%	1.38%	(1.69)%
Return on average common equity (annualized) (c)	7.99%	14.14%	(20.39)%
Net interest margin (d)	2.97%	2.97%	2.97%
Efficiency ratio (e)	77.36%	57.89%	NM
Tier 1 ratio (f)	14.37%	14.19%	13.28%
Market capitalization (millions)	$ 2,888.9	$ 2,812.6	$ 2,597.2
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful
* Amount is less than one percent.
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(b) Calculated using net income.
(c) Calculated using net income available to common shareholders.
(d) Net interest margin is computed using net interest income adjusted to a fully taxable equivalent ("FTE") basis assuming a statutory federal income tax rate of 35 percent and, where applicable, state income taxes.
(e) Noninterest expense divided by total revenue excluding securities gains/(losses).
(f) Current quarter is an estimate.

Conference call

Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.firsthorizon.com. The call and slide presentation may involve forward-looking information, including guidance.

Participants can call toll-free starting at 8:15 a.m. by dialing 888-317-6003 and entering pin number 5475671. The number for international participants is 412-317-6016. Participants can also listen to the live audio webcast with the accompanying slide presentation through the website. A replay will be available from noon today until 8:00 a.m. Nov. 3. To listen to the replay, dial 877-344-7529 or 412-317-0088. The access code is 10053364. The event also will be archived and available on the website by midnight Central Time tomorrow.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Horizon

The 4,200 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 First Tennessee Bank locations in and around Tennessee and 27 FTN Financial offices in the U.S. and abroad. The company was founded during the Civil War in 1864 and has the 14th oldest national bank charter in the country. First Tennessee has the leading market share in its Tennessee markets, and FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. First Horizon has been recognized as one of the nation's best employers by Working Mother and American Banker magazines. More information is available at www.FirstHorizon.com.

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CONTACT: First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
         First Horizon Media Relations, Kim Cherry, (901) 523-4380